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                                                                    EXHIBIT 8.1

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]




                                                April 22, 1998



Thermadyne Holdings Corporation
101 South Hanley Road
St. Louis, Missouri 63105

Gentlemen:

                  We have acted as counsel to Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration Statement on Form S-4 (Registration No. 333-46631) (as amended to date, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Notice of Special Meeting of the Stockholders of the Company for the purpose of voting on a proposal to adopt and approve the Agreement and Plan of Merger between the Company and Mercury Acquisition Corporation dated January 20, 1998. Except as otherwise defined in this letter, all capitalized terms used in this letter have the same meanings given to those terms in the Registration Statement.

                  In acting as counsel to the Company as described above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we










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Thermadyne Holdings Corporation
April 22, 1998
Page 2

have relied upon certificates or comparable documents of officers and representatives of the Company and upon the factual information set forth in the Registration Statement.

                  Except as noted otherwise and to the extent relating to legal conclusions and matters of law, the discussion appearing under "The Merger - Material United States Federal Income Tax Consequences" in the proxy statement/prospectus included in the Registration Statement is the opinion of Weil, Gotshal & Manges LLP as to the material United States federal income tax consequences of the Merger to stockholders of the Company.

                  The foregoing opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any one of which may be changed, possibly with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,



                                                WEIL, GOTSHAL & MANGES LLP